EXHIBIT 99.1

January 22, 2004

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2003 of $4.10 million, or $1.30 per diluted share, compared to $6.53 million, or $2.10 per diluted share, for 2002. The decrease was primarily due to lower net interest income, an increase in the loan loss provision and expenses relating to the closing of three offices. The increase in loan loss provision and closing expenses significantly reduced fourth quarter net income. Net income for the fourth quarter of 2003 was $66,000, or $.02 per diluted share, compared to net income of $1.37 million, or $.44 per diluted share, for the same period last year.

Net interest income for the year decreased 7% to $21.48 million from $23.10 million in 2002 as net interest margin decreased from 3.70% to 3.37%. Although average interest-earning assets increased approximately 2% to $636.5 million, the average yield decreased from 6.47% in 2002 to 5.47% last year, and interest income decreased $5.56 million to $34.84 million in 2003. Total interest expense only decreased $3.94 million from $17.30 million in 2002 to $13.36 million in 2003 as the cost of interest-bearing liabilities dropped from 3.04% in 2002 to 2.33% in 2003. For the fourth quarter of 2003, net interest income decreased 2.0% to $5.33 million from $5.44 million for the same quarter last year.

For the year 2003, the provision for loan losses increased $1.82 million, or 86.6%, to $3.92 million from $2.10 million during 2002. The provision for loan losses was $1.60 million during the fourth quarter of 2003 compared to $700,000 during the fourth quarter of last year. The higher provision for loan losses for 2003 was attributable to two factors. First, net charge-offs were $3.10 million in 2003, compared to $1.90 million in 2002. Secondly, management reevaluated the estimated net realizable values of watch loans considering the higher charge-offs and continued weakness in local market areas. During the year, management reappraised collateral securing loans, updated estimated recovery rates, and used a third party loan specialist to assist in identifying other potential loan weaknesses. As a result, the allowance for loan losses was increased 20% over last year to $4.8 million.

Year-to-date non-interest income, excluding securities gains, was $8.48 million, only $42,000 lower than 2002 due primarily to a decrease in bank-owned life insurance income. The Company also realized gains on securities sold of $915,000 in 2003, compared to $420,000 in 2002.

Non-interest income, excluding securities gains, was $2.04 million for the fourth quarter of 2003, compared to $2.18 million for the fourth quarter of 2002.

For 2003, non-interest expense increased $379,000, or 1.7%, over 2002 to $22.40 million. Non-interest expense was $6.07 million for the fourth quarter of 2003, compared to $5.89 million for the same quarter last year. During the fourth quarter of 2003, the Company announced three office closings and a reduction in its workforce. Approximately $707,000 in reorganization costs was incurred in the fourth quarter, increasing both the year-to-date and quarter-to-date non-interest expenses over last year.

Performance ratios for the year 2003 included a return on assets of .60% and a return on equity of 7.06%. For the fourth quarter of 2003, return on assets was .04%, and return on equity was .45%.

Total assets remained relatively unchanged from last year at $665.0 million. Net loans were $405.0 million, an increase of 6.4%, and total deposits decreased from $468.1 million to $450.5 million. Book value per share was $17.59 and equity to assets was 8.5% as of December 31, 2003.

On December 16, 2003, the Board of Directors declared a dividend of $0.24 per share, payable January 23, 2004 to shareholders of record on December 31, 2003. This is an increase of 4.3% from the fourth quarter of 2002.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31			For the Year Ended December 31
	2003	2002	Change	2003	2002	Change
Interest income	$8,346	$9,349	(10.7)%	$34,841	$40,401	(13.8)%
Interest expense	3,013	3,909	(22.9)	13,363	17,304	(22.8)

Net interest income	5,333	5,440	(2.0)	21,478	23,097	(7.0)
Provision for loan losses	1,603	700	129.0	3,919	2,100	86.6

Net after provision	3,730	4,740	(21.3)	17,559	20,997	(16.4)
Securities gains (losses)	8	387	(98.1)	915	420	117.6
Non-interest income	2,036	2,180	(6.6)	8,483	8,525	(0.5)
Non-interest expense	6,065	5,891	2.9	22,399	22,020	1.7

Income before income tax	(291)	1,416	(120.6)	4,558	7,922	(42.5)
Income tax	(357)	50	(811.5)	454	1,391	(67.4)

Net income	$66	$1,366	(95.2)	$4,104	$6,531	(37.2)

Per share:
Net income - basic	$0.02	$0.44	(95.5)%	$1.31	$2.11	(37.9)%
Net income - diluted	$0.02	$0.44	(95.5)	$1.30	$2.10	(38.1)
Dividends	0.24	0.23	4.3	0.96	0.92	4.3
Book value (a)	17.59	17.78	(1.1)

Ratios:

Return on Assets	0.04%	0.81%	(95.3)	0.60%	0.96%	(37.6)
Return on Equity	0.45	9.31	(95.2)	7.06	12.08	(41.6)
Equity to Assets Ratio	8.53	8.62	(1.2)

	December 31
	2003	2002	Percent Change
Cash and due from banks	$19,789	$18,819	5.2%
Short-term funds	2,429	6,998	(65.3)
Securities	191,802	213,090	(10.0)
Loans-net	404,991	380,661	6.4
Other assets	45,917	45,242	1.5

Total assets	$664,928	$664,810	NM

Demand deposits	$56,781	$52,280	8.6
Time deposits	393,719	415,816	(5.3)
Short-term borrowings	21,909	19,240	13.9
Long-term debt	132,519	116,446	13.8
Other liabilities	3,304	3,724	(11.3)
Shareholders’ equity	56,696	57,304	(1.1)

Total liabilities and capital	$664,928	$664,810	NM

(a)	Includes unallocated ESOP shares